SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

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Global Income Fund, Inc.
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GLOBAL INCOME FUND, INC.

SUPPLEMENTAL QUESTIONS & ANSWERS REGARDING THE BUSINESS PROPOSAL

November 23, 2011

Global Income Fund, Inc. (“Company”) is providing the following questions and answers to supplement the Proxy Statement, dated November 9, 2011, that was previously mailed to shareholders in connection with the Special Meeting of Shareholders to be held on December 15, 2011.  The following questions and answers are intended to address briefly some additional questions shareholders may have about the Company’s proposal to fundamentally change its business from a registered investment company investing primarily in closed-end funds that invest significantly in income producing securities and a global portfolio of investment grade fixed income securities to an operating company that will own, operate, manage, acquire, develop and redevelop professionally managed self storage facilities and will seek to qualify as a real estate investment trust (“REIT”) for federal tax purposes (“Business Proposal”).  This supplement should be read in conjunction with the Proxy Statement, each of which should be read in its entirety.

Question:  Why should the Company operate as a self storage REIT now?

Answer:  Although there can be no assurances, the Board of Directors of the Company (“Board”) and management believe that operating as a self storage REIT rather than as an investment company may provide the Company the opportunity to deliver potentially better total return over the long term.  One factor considered by the Board in approving the Business Proposal was that conversion from an investment company to a self storage REIT may be especially timely.  There has been a steady rise in the inflation rate as evidenced by the increase in the Consumer Price Index (CPI) for All Urban Consumers.1  Increasing inflation rates could indicate higher market interest rates in the future.  Generally, when market interest rates rise the value of debt securities declines.  Investing in debt securities, directly and indirectly, means that the Company’s net asset value will tend to decline if market interest rates rise.  While the Company intends to manage its portfolio to mitigate the potential effects of rising market interest rates and position the Company’s portfolio to preserve and grow capital under a variety of economic conditions, it can offer no assurances that it will be able to do so.  By focusing on self storage facilities, the Company should be able to reduce its interest rate exposure as compared to its current investment portfolio.

The Board also took into account the findings and recommendations of the Special Committee of the Board (“Special Committee”) and the reports of and discussions with two independent experts regarding the self storage facility market and the broader impact of the consummation of the Business Proposal on the Company, including its operations and performance.  In this regard, the Board reviewed a report prepared for the Special Committee by the largest transactional self storage brokerage firm in the United States (“Broker Expert”) which included capitalization rates for 30 self storage property transactions closed by the Broker Expert in the United States for the 17-month period from January 1, 2010 through May 30, 2011.  The data showed overall capitalization rates for the period of 9.15% (based on a price range of $1,500,000 - $6,000,000; size range of 22,526 square feet - 141,446 square feet; excluding capitalization rates under 5%

1 See News Release, Bureau of Labor Statistics U.S. Department of Labor, Consumer Price Index October 2011 (Nov. 16, 2011), 2 (Chart 2: 12-month percent change in CPI for All Urban Consumers, not seasonally adjusted, October 2010 - October 2011) available at http://www.bls.gov/news.release/pdf/cpi.pdf.

and over 12%; and excluding transactions in Texas, California and Florida).2  In reviewing capitalization rates presented in the Broker Expert’s report, the Board recognized that if proposed management does not identify and acquire appropriate self storage facilities, does not manage the facilities effectively, or underestimates the anticipated costs, the projected revenues may not be realized.

The Board reached its decision to approve the Business Proposal and recommend that shareholders vote “FOR” the Business Proposal after almost two years of consideration and discussions with management.  For a discussion of the Board’s considerations in approving the proposals set forth in the Proxy Statement, including the Business Proposal, please see “Recommendations of the Board and the Special Committee” in the Proxy Statement.

Question:  Why doesn’t the Company just buy REIT stocks if management thinks real estate is attractive?

Answer:  Management anticipates entering the self storage facility market at a time when self storage facilities may be acquired at desirable capitalization rates.  Directly owning and operating self storage facilities may allow the Company to increase its income which, over time, could result in higher distributions to shareholders and share price appreciation.

Question:  Does the Company anticipate that its operating expenses will increase if the Company operates as a self storage REIT?

Answer:  Management has spent considerable time and effort examining and reviewing these costs. The operating expenses of the Company will increase.  Although total expenses are anticipated to rise, if the Business Proposal is fully implemented, management anticipates that the increased revenues as a result of the change to the Company’s business should more than offset any increase in expenses.

Question:  Have there been changes at the Company’s investment manager that caused the Board to recommend the Business Proposal to shareholders?

Answer:  There have been no changes at the Company’s investment manager that caused the Board to recommend the Business Proposal to shareholders.

Question:  Has the Board considered the Company’s size in evaluating the Business Proposal?  Has the Board considered a rights offering to allow existing shareholders to buy shares at a discount?

Answer:  The Board has considered the Company’s size in many contexts, including the Business Proposal.  The Company conducted rights offerings in 1998 and 2004.  The Board has since considered additional rights offerings to allow existing shareholders to buy shares at a discount.  As stated in note 11 “Other Information” in the Company’s most recent report to shareholders, the Company may at times raise cash for investment by issuing shares through one or more offerings, including rights offerings.  Proceeds from any such offerings will be invested in accordance with the investment objectives and policies of the Company.

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If you have any questions about the proposals in the Proxy Statement or the voting instructions, please call

1-800-821-8780, toll free to speak with The Altman Group, which is assisting in the solicitation of proxies.

2 For the period from January 1, 2010 through November 16, 2011 based on 36 closed transactions (calculated based on the parameters used in calculating the overall capitalization rate for the 17-month period ended May 31, 2011), the overall capitalization rate was 9.07%.